UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 16, 2007
SANGAMO BIOSCIENCES, INC.
(Exact name of registrant specified in its charter)

Delaware	000-30171	68-0359556

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California		94804

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone, including area code: (510) 970-6000

(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT 1.1
EXHIBIT 5.1
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On July 16, 2007, Sangamo BioSciences, Inc. (the “Company”) entered into a placement agency agreement (the “Agreement”) with JMP Securities, Piper Jaffray & Co., Leerink Swann & Company and Janney Montgomery Scott LLC relating to a registered direct offering of an aggregate of 3,278,689 shares of common stock of the Company. Under the terms of the transaction, the Company will sell the common stock at $9.15 per share to a group of institutional investors for gross proceeds of approximately $30.0 million. The Company has agreed to pay the placement agents an aggregate fee equal to 6.00% of the gross proceeds from the sale of shares of common stock in the offering. The closing of the offering is expected to take place on or about July 20, 2007, subject to the satisfaction of customary closing conditions.
     The offering is registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-142425) and will be made pursuant to a prospectus dated May 9, 2007, as supplemented by a prospectus supplement dated on or about July 18, 2007. A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the validity of the shares in the offerings is attached as Exhibit 5.1.
     On July 17, 2007, the Company issued a press release announcing the offerings. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
     The preceding description is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following documents are filed as exhibits to this report:
1.1	Placement Agency Agreement dated July 16, 2007 between Sangamo BioSciences, Inc. and JMP Securities, Piper Jaffray & Co., Leerink Swann & Company and Janney Montgomery Scott LLC.

5.1	Opinion of Morgan, Lewis & Bockius LLP.

99.1	Press Release dated July 17, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

Date: July 17, 2007	By:	/s/ Greg S. Zante

Name: Greg S. Zante
Title: Vice President, Finance & Administration